Exhibit 2
JOINT FILING AGREEMENT
     We, the undersigned, hecreby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

/s/ Sidney Harman
Sidney Harman

/s/ Jane Harman
Jane Harman